Exhibit 10.8

                           SECTION 1307 LOAN AGREEMENT

      THIS AGREEMENT, made and entered into as of the 18th day of December, 1997, by and between CATHOLIC HEALTHCARE NETWORK OF LONG ISLAND, INC., a corporation duly created, organized, and existing under and by virtue of the Laws of the State of New York and having its principal office at c/o Catholic Health Services of Long Island, One Huntington Quadrangle, Suite 4C04, Melville, New York 11747 (hereinafter referred to as "Lender"), and MDNY HEALTHCARE, INC., a corporation duly created, organized, and existing under and by virtue of the Laws of the State of New York and having its principal office at One Huntington Quadrangle, Suite 4C01, Melville, New York 11747 (hereinafter referred to as "Borrower").

                              W I T N E S S E T H:

      WHEREAS, Borrower desires to borrow the sum of $1.4 million and Lender is willing to lend said sum to Borrower upon the terms, provisions and conditions hereinafter set forth; and

      WHEREAS, the Insurance Law of the Stale of New York, Section 1307 (Contingent liability for borrowings) provides that a domestic insurer or health maintenance organization may, without pledging any of its assets, borrow funds pursuant to said Section 1307 upon the approval of the Superintendent of Insurance of the State of New York.

      NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, and intending to be legally bound hereby. Lender and Borrower agree as follows:

      1. Upon approval of this Agreement by the Superintendent of Insurance of the State of New York, pursuant to Section 1307 of the New York Insurance Law, Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender, the sum of ONE MILLION FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($1,400,000) (the "Loan"). Upon receipt of such approval. Lender shall promptly disburse the full amount of the Loan to Borrower in good and immediately available funds.

      2. Interest shall accrue on the principal amount of the Loon at a per annum rate equal to the Prime Rate;(as defined below in this Section 2) in effect on the date hereof, adjusted as of each Interest Payment Date (as defined below in Section 3), until the Loan has been repaid in full. "Prime Rate" means the rate of interest publicly announced by Citibank N.A., New York, New York, or any successor to such bank, as its prime rate from time to time. Notwithstanding the foregoing, the per annum rate of interest on the Loan shall at no time exceed that rate then permitted pursuant to the provisions of Section 5-501 of the General Obligations Law of the State of New York and as further defined in
Section 14-a of the Regulations of the Department of Banking of the State of New York, as amended.

      3. Accrued interest on the principal amount of the Loan shall he due and payable to Lender on the first day of each calendar quarter, commencing with the calendar quarter beginning on April 1, 1998 (each, an "Interest Payment Date"), and the principal amount of the Loan shall be repaid to Lender in a lump sum on January 1,1999; provided, however, that in no event shall any principal or interest payment in respect of the Loan be made except in accordance with the provisions of Sections 4 and 6 hereof; and provided, further, that no default in respect of the Loan shall have occurred or be deemed to have occurred if any principal or interest payment that would otherwise be due and payable is not made by reason of the provisions of Sections 4 and 6 hereof.

      4. Notwithstanding anything to the contrary contained herein, repayment of the principal of, and payment of accrued interest on, the Loan shall only be made out of free and divisible surplus of the Borrower and all such amounts to be paid or repaid will be subject to the prior approval of the Superintendent of Insurance of the State of New York.

      5. The Loan made pursuant to this Agreement shall not form a part of the Borrower's legal liabilities and shall not be a basis of any setoff, but. until repaid, all statements published or filed with the Superintendent of Insurance of the State of New York by Borrower shall show, as a footnote thereto, the amount thereof then remaining unpaid.

      6. In the event of the liquidation of the Borrower, repayment of any outstanding principal balance of the Loan and payment of any accrued and unpaid interest then due and owing shall be paid to Lender out of any assets remaining after the payment of all policy


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

obligations and all other liabilities of the Borrower but before distribution of assets to shareholders.

      7. All payments of principal and interest payable by Borrower in respect of the Loan shall be made to Lender at its offices at c/o Catholic Health Services of Long Island, One Huntington Quadrangle, Suite 4C04, Melville, New York 11747, Attention: Chief Financial Officer - Terry Daly (or as otherwise directed by Lender in writing). All interest payments shall be computed on the basis of a year of 365 days, in each case for the actual days elapsed (including the first day but excluding the last) occurring in the period for which such interest is payable. All payments in respect of the Loan shall be made in such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

      8. This Agreement, and all of the covenants and conditions hereinabove contained, shall be binding upon and inure to the benefit of Lender and Borrower and their respective successors or assigns, and on request of Lender, Borrower shall furnish to Lender such note, loan certificate, or other evidence of this indebtedness, as Lender may request.

      9. This Agreement, and the rights and obligations of the parties hereunder, shall be construed in accordance with, and governed by, the provisions of Section 1307 of the New York Insurance Law.


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

      IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed by their proper corporate officers as of the day and year first above written.

BORROWER:

ATTEST:

/s/                                    By: /s/
________________________________           ________________________________
    Secretary                                  President

LENDER:

ATTEST:

/s/                                    By: /s/
________________________________           ________________________________
    Sr. Vice President                         President


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